Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-88124, 33-88180, 333-09623, 333-39060, 333-39064, 333-39290, 333-61588, 333-101444, 333-100716, 333-104659, 333-117909, and 333-117910 on Form S-8 of our reports dated January 18, 2008 related to the consolidated financial statements and financial statement schedule of Shuffle Master, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on November 1, 2005) and the effectiveness of Shuffle Master, Inc.’s and subsidiaries internal controls over financial reporting appearing in this Annual Report on Form 10-K/A for the year ended October 31, 2007.

Las Vegas, Nevada

July 8, 2008

45